EXHIBIT 10.24
FORM OF COMCAST CORPORATION
RESTRICTED STOCK UNIT AWARD
This Restricted Stock Unit Award Agreement dated as of the Date of Grant (together with all schedules hereto, the “Agreement”) is entered into by and between Comcast Corporation (the “Company”) and Grantee.
1.    Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein, have the meanings given to them in the Plan.
(a)    “Account” means an unfunded bookkeeping account established pursuant to Paragraph 6(d) and maintained by the Committee in the name of Grantee (i) to which Deferred Stock Units are deemed credited and (ii) to which an amount equal to the Fair Market Value of Deferred Stock Units with respect to which a Diversification Election has been made and interest thereon are deemed credited, reduced by distributions in accordance with the DC Plan.
(b)    “Award” means the award of Restricted Stock Units granted pursuant to this Agreement.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Cause” has the meaning set forth in the Grantee’s employment agreement with the Company, or, if no such agreement exists or such agreement has expired prior to such time, then “Cause” has the meaning set forth in the Plan.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Date of Grant” means the grant date [identified on the attached Long-Term Incentive Awards Summary Schedule][as indicated for Grantee on the website of the third party administrator for the Plan].
(g)    “DC Plan” means the Comcast Corporation 2005 Deferred Compensation Plan (as amended from time to time).
(h)    “Deferred Stock Units” means the number of hypothetical Shares subject to an Election.
(i)    “Diversification Election” has the meaning set forth in the DC Plan.
(j)    “Election” means a Regular Deferral Election or a Subsequent Deferral Election.
(k)    “Employer” means the Company, a Subsidiary Company, or any of their respective Affiliates for which Grantee is performing services on the Vesting Date.
(l)    “Grantee” means the individual to whom this Award has been granted as identified on the [attached Long-Term Incentive Awards Summary Schedule][website for the third party administrator for the Plan].
(m)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(n)    “Income Fund” has the meaning set forth in the DC Plan.
(o)    “Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award (including the Service Condition applicable to this Award).
(p)    “Plan” means the Comcast Corporation [2002 Restricted Stock Plan] [2023 Omnibus Equity Incentive Plan] (as amended from time to time and including any successor plan thereto), which is incorporated herein by reference.
(q)    “Regular Deferral Election” has the meaning set forth in the DC Plan.
(r)    “Restricted Period” means, with respect to each Restricted Stock Unit, the period beginning on the Date of Grant and ending on the Vesting Date.
(s)    “Restricted Stock Units” means the Restricted Stock Units subject to Service Conditions granted to Grantee pursuant to this Agreement, [as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto][as indicated for Grantee on the website of the third party administrator for the Plan].
(t)    [“Retirement Termination” means Grantee’s Termination of Employment after having reached age 62 and completed 10 or more Years of Service, for any reason other than (i) due to Grantee’s death or Disability or (ii) by the applicable Participating Company for Cause.]
(u)     [“Retirement Vesting Date” means a date on which Grantee is scheduled to satisfy the age and service conditions of Paragraph 4(c)(1), 4(c)(2) or 4(c)(3).]
(v)    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(w)    “Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(x)    “Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(y)    “Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.
(z)    “Subsequent Deferral Election” has the meaning set forth in the DC Plan.
(aa)    “Termination of Employment” means Grantee’s termination of employment with the Participating Companies. For purposes of the Plan and this Award, Grantee’s Termination of Employment occurs on the date Grantee ceases to have a regular obligation to perform services for the Participating Companies, without regard to whether (i) Grantee continues on the payroll of any Participating Company for regular, severance or other pay or (ii) Grantee continues to participate in one or more health and welfare plans maintained by any Participating Company on the same basis as active employees. Whether Grantee ceases to have a regular obligation to perform services for the Participating Companies shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Grantee is a party to an employment agreement or severance agreement with any Participating Company which establishes the effective date of Grantee’s termination of employment for purposes of this Award, that date shall apply.
(bb)    “Vesting Date” means the date(s) on which the Service Condition applicable to any Restricted Stock Units is satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including the Long-Term Incentive Awards Summary Schedule).
(cc)     [“Years of Service” means completed continuous years of service as reflected in the personnel records of the Company and the Company Subsidiaries.]
(dd)     “1934 Act” means the Securities Exchange Act of 1934, as amended.
2.    Grant of Restricted Stock Units.
(a)    The Company hereby grants to Grantee the Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one Share as set forth in the Long-Term Incentive Awards Summary Schedule, subject to the terms and conditions set forth herein and in the Plan, including the satisfaction of the applicable Service Condition.
(b)    Subject to Section 409A of the Code, to the extent applicable, the Company reserves the right to replace the Restricted Stock Units, to the extent not yet vested, with other compensation of comparable value, terms and conditions if, before the Vesting Date [or Retirement Vesting Date], the Company determines that in connection with Grantee’s transfer to a location different from Grantee’s principal place of business on the Date of Grant, local regulatory requirements render Grantee’s continued holding of unvested Restricted Stock Units impracticable.
3.    Dividend Equivalents.
(a)    The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account on the dividend payment date with respect to each Restricted Stock Unit that is outstanding and unvested as of the record date of such dividend (the “Dividend Equivalent Amount”).
(b)    The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited (including as a result of failing to satisfy the applicable Service Condition), determined in accordance with Paragraph 5 below.
4.    Vesting of Restricted Stock Units.
(a)    [Subject to the terms and conditions set forth in this Agreement and in the Plan, the Restricted Stock Units shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule; provided, however, that on the Vesting Date, Grantee is, and has from the Date of Grant continuously been, an employee of a Participating Company during the Restricted Period. As of the applicable Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to the applicable Restricted Stock Units; provided that Grantee has complied with all applicable provisions of the HSR Act.

(b)    Notwithstanding anything to the contrary in this Agreement, the Service Condition applicable to the Restricted Stock Units shall be deemed fully satisfied upon Grantee’s Termination of Employment due to Grantee’s death or Disability; provided that Grantee has complied with all applicable provisions of the HSR Act.
(c)    Notwithstanding Paragraph 4(a) to the contrary, and subject to the obligations described in Paragraph 4(d), if, Grantee has a Retirement Termination, and, at the time of such Retirement Termination:
(1)         Grantee has completed at least ten (10) but less than fifteen (15) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the third (3rd) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of each such Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided that Grantee has complied with all applicable provisions of the HSR Act;
(2)         Grantee has completed at least fifteen (15) but less than twenty (20) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fourth (4th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of each such Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided that Grantee has complied with all applicable provisions of the HSR Act; or
(3)         Grantee has completed twenty (20) or more Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fifth (5th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of each such Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided that Grantee has complied with all applicable provisions of the HSR Act.
(d)    Notwithstanding Paragraph 4(b) or Paragraph 4(c), the Restricted Stock Units will be subject to forfeiture by the Committee, in its sole discretion, if Grantee breaches either of the following non-solicitation or non-competition obligations during the period following a Termination of Employment and before the applicable Vesting Date:
(1)         Grantee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.
(2)         Grantee shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including Grantee in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with Grantee’s knowledge at the time of Grantee’s termination of employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent Grantee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.
(e)    If Restricted Stock Units would have vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraph 4(b) or 4(c), but did not vest solely because Grantee was not in compliance with all applicable provisions of the HSR Act, then, notwithstanding anything to the contrary in this Agreement, the Vesting Date for such Restricted Stock Units shall occur on the first date following the date on which they would have been earned and become vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraph 4(b) or 4(c) on which Grantee has complied with all applicable provisions of the HSR Act. ]
(a)    [Subject to the terms and conditions set forth herein and in the Plan, Grantee shall vest in the Restricted Stock Units on the Vesting Dates, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided, however, that on the Vesting Date, Grantee is, and has from the Date of Grant continuously been, an employee of a Participating Company during the Restricted Period.
(b)    Notwithstanding Paragraph 4(a), if:
(1)    Grantee experiences a Termination of Employment due to Grantee’s death or Disability, any Vesting Date for the Restricted Stock Units shall be accelerated so that such Vesting Date will be deemed to occur on the date of such Termination of Employment with respect to the number of Restricted Stock Units that would have otherwise vested on such Vesting Date; or
(2)    Grantee experiences a Termination of Employment by reason of redundancy (within the meaning of the law applicable to Grantee’s employment), or due to Grantee’s retirement with the agreement of the Company, or otherwise at the discretion of the Sky Group Chief Executive Officer, the Restricted Stock Units granted pursuant to this Award that are scheduled to vest on the next scheduled Vesting Date following Grantee’s Termination of Employment shall not be forfeited and shall continue to vest in accordance with the Long-Term Incentive Awards Summary, and as of such Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such number of Restricted Stock Units. Restricted Stock Units granted pursuant to this Award that are scheduled to vest later than the next scheduled Vesting Date following Grantee’s termination of employment, if any, shall be forfeited as provided in Paragraph 5(a).]
5.    Forfeiture of Restricted Stock Units.
(a)    Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Employment during the Restricted Period, except as otherwise specifically set forth in Paragraph 4, Grantee shall forfeit the Restricted Stock Units effective as of such Termination of Employment. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed canceled.
(b)    The provisions of Paragraph 5(a) shall not apply to Shares issued in respect of the Restricted Stock Units as to which a Vesting Date has occurred.
6.    Deferral Elections. Grantee may elect to defer the receipt of Shares issuable with respect to Restricted Stock Units, consistent, however, with the following:

(a)    Regular Deferral Elections. No Regular Deferral Election shall be effective until 12 months after the date on which a Regular Deferral Election is filed with the Committee. Grantee shall have the right to make a Regular Deferral Election to defer the receipt of all or a portion of the Shares issuable with respect to Restricted Stock Units hereby granted by filing a Regular Deferral Election to defer the receipt of such Shares on the form provided by the Committee for this purpose.
(1)         Deadline for Regular Deferral Election. A Regular Deferral Election to defer the receipt of Shares issuable with respect to Restricted Stock Units hereby granted shall not be effective unless it is filed with the Committee:
(a)        For Restricted Stock Units with a Service Vesting Date on the 13-month anniversary of the Date of Grant, the close of business on the 30th day following the Date of Grant.
(b)         For Restricted Stock Units with a Service Vesting Date on the second anniversary of the Date of Grant, the close of business on the first anniversary of the Date of Grant;
(c)         For Restricted Stock Units with a Service Vesting Date on the third anniversary of the Date of Grant, the close of business on the second anniversary of the Date of Grant;
(d)         For Restricted Stock Units with a Service Vesting Date on the fourth anniversary of the Date of Grant, the close of business on the third anniversary of the Date of Grant;
    (e)     For Restricted Stock Units with a Service Vesting Date on the fifth anniversary of the Date of Grant, the close of business on the fourth anniversary of the Date of Grant.
(2)    Deferral Period. If Grantee makes a Regular Deferral Election to defer the distribution date for Shares issuable with respect to some or all of the Restricted Stock Units hereby granted, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of seven additional years from the Service Vesting Date.
(3)         Effect of Failure of Vesting Date to Occur. A Regular Deferral Election shall be null and void if a Vesting Date does not occur with respect to Restricted Stock Units identified in such Regular Deferral Election.
(b)    Subsequent Deferral Elections. No Subsequent Deferral Election shall be effective until 12 months after the date on which a Subsequent Deferral Election is filed with the Committee.
(1)         If Grantee makes a Regular Deferral Election, or pursuant to this Paragraph 6(b)(1) makes a Subsequent Deferral Election to defer the distribution date for Shares issuable with respect to some or all of the Restricted Stock Units hereby granted for which a Regular Deferral Election had previously been made, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of seven additional years from the previously-elected distribution date by filing a Subsequent Deferral Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.

(2)         If Grantee dies before Shares subject to a Regular Deferral Election under Paragraph 6(a) are to be delivered, the estate or beneficiary to whom the right to delivery of such Shares shall have passed may make a Subsequent Deferral Election to defer receipt of all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise be made, provided that such Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on Grantee’s last Election.
(3)         If Grantee has a Termination of Employment before Shares subject to a Regular Deferral Election or a Subsequent Deferral Election are required to be delivered under this Award, Grantee may make a Subsequent Deferral Election to defer all or any portion of such Shares for a minimum of five years and a maximum of seven additional years from the previously-elected distribution date. Such a Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made.
(c)    Diversification Election. As provided in the DC Plan and as described in the prospectus for the DC Plan, a Grantee with an Account may be eligible to make a Diversification Election on an election form supplied by the Committee for this purpose.
(d)    Book Accounts. An Account shall be established for each Grantee who makes a Regular Deferral Election. Deferred Stock Units shall be credited to the Account as of the date a Regular Deferral Election becomes effective. Each Deferred Stock Unit will represent a hypothetical Share credited to the Account in lieu of delivery of the Shares to which a Regular Deferral Election or Subsequent Deferral Election applies. If an eligible Grantee makes a Diversification Election, then to the extent an Account is deemed invested in the Income Fund or Other Investment Fund, the Committee shall credit earnings with respect to such Account in accordance with the terms of the DC Plan.
(e)    Status of Deferred Amounts. Grantee’s right to delivery of Shares subject to a Regular Deferral Election or Subsequent Deferral Election, or to amounts deemed invested in the Income Fund or Other Investment Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company. Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the DC Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the DC Plan or an Award shall be construed to eliminate any priority or preferred position of Grantee in a bankruptcy matter with respect to claims for wages.
(f)    Non-Assignability, Etc. The right of Grantee to receive Shares subject to an Election under this Paragraph 6, or to amounts deemed invested in the Income Fund or Other Investment Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of Grantee; and no right to receive Shares or cash hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
7.    Nontransferability of Award. The Award and any Restricted Stock Units hereunder may not be transferred or assigned by Grantee other than by will or the laws of descent and distribution or be exercised during his life other than by Grantee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of any Restricted Stock Units contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Restricted Stock Units shall be null and void and without effect.

8.    Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Employer’s personnel records.
9.    Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
10.    Delivery of Shares. Except as otherwise provided in Paragraph 6, within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (1) pay the Dividend Equivalent Amount (if any) and (2) deliver Shares underlying the applicable Restricted Stock Units by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9; provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.
11.    Rights Prior to Settlement. Grantee shall not have any right as a shareholder with respect to any Shares subject to his or her Restricted Stock Unit until the Restricted Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
12.    Section 409A. Grantee understands and agrees that this Award and all payments with respect thereto are intended to comply with and/or be exempt from Section 409A of the Code (together with its implement regulations and guidance, “Section 409A”). This Agreement shall be interpreted in a manner that is consistent with such intent and the Award shall be operated accordingly. If any provision of the Plan or any term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted an deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan of this Agreement to the contrary, if the Board considers Grantee to be a “specified employee” under Section 409A at the time of Grantee’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Grantee with respect to the Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Grantee incurring interest or additional tax under Section 409A. If the Award includes a “series of installment payments” (within the meaning of Treasury Regulations § 1.409A-2(b)(2)(iii)), Grantee’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Treasury Regulations § 1.409A-3(e)), Grantee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A.

13.    Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Subsidiary Company or Affiliate of the Company.
14.    Governing Law. The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
15.    Data Protection. Grantee acknowledges that their personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to them in connection with their employment.
16.    [Additional Terms. This Award is subject to all applicable provisions set out in APPENDIX A to this Agreement, titled ‘Global Appendix’, including any provisions that are specific to Grantee’s jurisdiction, if any.][Reserved]

17.    Cancellation/Clawback. Grantee hereby acknowledges and agrees that Grantee and the Award are subject to the terms and conditions of Section 14 (Recoupment) of the Plan.
18.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The terms of the Plan are incorporated herein by reference. If and to the extent that this Agreement conflicts with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
19.    Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
20.    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
21.    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Grantee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
22.    Imposition of other Requirements and Grantee Undertaking. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either Grantee or the Award pursuant to this Agreement.
23.    References. References herein to rights and obligations of Grantee shall apply, where appropriate, to Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
IN WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.

COMCAST CORPORATION

Name: [ ]
Title: [ ]

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Restricted Stock Units you were granted by Comcast Corporation on the Date of Grant (as described below). This Schedule is intended to be, and shall at all times be interpreted as, a part of your Comcast Corporation Restricted Stock Unit Award document.

Restricted Stock Unit Award

Grantee:	[ ]
Date of Grant:	[ ]
Common Stock:	Comcast Corporation Class A Common Stock
Service Vesting Dates of Restricted Stock Units:	[ ]
Service Condition:
Except as otherwise provided in Paragraph 4 of the Restricted Stock Unit Award Agreement, Grantee will satisfy the “Service Condition” applicable to the Restricted Stock Units on the Service Vesting Dates as set forth above, subject to Grantee’s continued employment through the applicable Service Vesting Date.